Exhibit 23.1.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Chartered Semiconductor Manufacturing Ltd:
We consent to the use of our reports dated March 7, 2008, with respect to the consolidated balance sheets of Chartered Semiconductor Manufacturing Ltd as of December 31, 2006 and 2007, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference; to the reference to our firm under the heading “Selected Financial Data” in the December 31, 2007 Annual Report on Form 20-F of Chartered Semiconductor Manufacturing Ltd, also incorporated herein by reference; and to the reference to our firm under the heading “Experts” in the prospectus.
Our report with respect to the consolidated balance sheets of Chartered Semiconductor Manufacturing Ltd as of December 31, 2006 and 2007, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 refers to the following:
1.	A changed method of quantifying errors in fiscal year 2006.

2.	The adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment.
/s/ KPMG
KPMG
Singapore
November 28, 2008